Exhibit 99.1


                   [First Midwest Financial, Inc. Letterhead]


                              FOR IMMEDIATE RELEASE
                           Contact: Investor Relations
                             Telephone: 712.732.4117


FIRST MIDWEST FINANCIAL, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

(Storm Lake, Iowa - July 7, 2003) First Midwest Financial, Inc. announces its intention to repurchase up to 150,000 shares, or approximately 6% of the Company's outstanding shares, through open market and privately negotiated transactions. The shares will be purchased at prevailing market prices during the next twelve months, depending upon market conditions.

James S. Haahr, President and Chief Executive Officer of First Midwest, stated that the repurchase program was authorized at a special meeting of the Company's Board of Directors. The repurchased shares will become treasury shares to be used for general corporate purposes, including the issuance of shares in connection with grants and awards under the Company's stock-based benefit plans. Mr. Haahr stated, "We believe the repurchase of our shares represents an attractive investment that will benefit the Company and our shareholders."

At March 31, 2003, assets of First Midwest totaled $739 million. Shareholders' equity totaled $45.3 million, or $18.16 per common share outstanding. The company's stock is traded on the Nasdaq National Market under the symbol "CASH".


Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.